Exhibit 10.14

BB&T CORPORATION NON-QUALIFIED DEFINED BENEFIT PLAN

(January 1, 2009 Restatement)

BB&T CORPORATION NON-QUALIFIED DEFINED BENEFIT PLAN

(January 1, 2009 Restatement)

Section		Page
	ARTICLE I
	ESTABLISHMENT AND PURPOSE

1.1	Establishment of Plan	1
1.2	Purpose of Plan	2

	ARTICLE II
	DEFINITIONS AND CONSTRUCTION

2.1	Defined Terms	3
2.2	Construction	6

	ARTICLE III
	ELIGIBILITY AND PARTICIPATION	7

	ARTICLE IV
	SUPPLEMENTAL PENSION BENEFITS

4.1	Amount	8
4.2	Normal Form of Benefit	8
4.3	Commencement of Benefit Payments	9
4.4	Specified Employees	10
4.5	Actuarial Equivalency	10

	ARTICLE V
	SUPPLEMENTAL POST-DISABILITY PENSION BENEFITS

5.1	Amount	11
5.2	Normal Form of Benefit	11
5.3	Commencement of Benefit Payments	12
5.4	Specified Employees	12
5.5	Actuarial Equivalency	13

	ARTICLE VI
	SUPPLEMENTAL DEATH BENEFITS

6.1	Death Prior to Commencement of Payment	14
6.2	Death After Commencement of Payment	14

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(continued)

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(continued)

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(continued)

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BB&T CORPORATION NON-QUALIFIED DEFINED BENEFIT PLAN

(January 1, 2009 Restatement)

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment of Plan. Effective as of January 1, 1988, Branch Banking and Trust Company established the Branch Banking and Trust Company Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain eligible executives. The Plan was first amended and restated effective as of February 1, 1988. Effective as of January 1, 1996, as a result of the merger of Southern National Corporation (the “Company”) and BB&T Financial Corporation, Southern National Corporation assumed the sponsorship of the Plan and renamed it the Southern National Corporation Supplemental Executive Retirement Plan. Effective as of January 1, 1997, the Plan was restated as the Southern National Corporation Non-Qualified Defined Benefit Plan, and then as a result of the change in the Company’s corporate name to BB&T Corporation, the Plan was renamed the BB&T Corporation Non-Qualified Defined Benefit Plan and subsequently amended on three occasions. As of the date of execution of this Plan document which is effective as of January 1, 2009, the Plan is hereby amended and restated effective January 1, 2009, for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service (collectively, “Section 409A”). Prior to such amendment and restatement, on and after January 1, 2005, and through December 31, 2008, the Plan has been operated, to the extent applicable, in good faith compliance with Section 409A. Moreover, to the extent applicable, the Company intends that the Plan comply with Section 409A and the Plan shall be construed consistently with this intent.

1.2 Purpose of Plan. The primary purpose of the Plan is to supplement the benefits payable to certain participants under the tax-qualified BB&T Pension Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. All benefits from the Plan shall be payable solely from the general assets of the Company and participating Affiliates. The Plan is comprised of both an “excess benefit plan” within the meaning of Section 3(36) of ERISA and an unfunded plan maintained for the purpose of providing deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1 Defined Terms. Whenever used in the Plan, including Article I and this Article II, the following capitalized terms shall have the meanings set forth below (unless otherwise indicated by the context). Other capitalized terms where indicated shall have the meanings set forth in the Qualified Pension Plan.

(1) The term “Actuarial Assumptions” shall mean the assumptions to be used for Plan purposes to determine Actuarial Equivalents which are set forth on Appendix A.

(2) The term “Actuarial Equivalent” shall mean benefits of equal present value. For this purpose, present value shall mean the value of an amount or series of amounts payable at various times, determined as of a given date by application of the Plan’s Actuarial Assumptions. Actuarial Equivalencies shall be determined by the actuaries servicing the Plan, and such determination shall be binding and conclusive upon the Employer and its successors and assigns as well as all parties claiming benefits under the Plan.

(3) The term “Adjusted Accrued Benefit” shall mean the Accrued Benefit of a Participant under the Qualified Pension Plan as of a specified date, reduced, however, pursuant to the provisions of the Qualified Pension Plan to reflect the putative commencement of benefits as of such specified date.

(4) The term “Affiliate” shall mean any employer which, with the Company, would be considered to be a single employer under Sections 414(b) and 414(c) of the Code, using 50%, rather than 80%, as the percentage of ownership required with respect to such Code sections. The status of an entity as an Affiliate relates only to the period of time during which the entity is so affiliated with the Company.

(5) The term “Beneficiary” shall mean the person, persons, or entity designated by a Participant, or determined pursuant to the provisions of Article XII of the Plan, to receive the Supplemental Death Benefit.

(6) The term “Board” shall mean the Board of Directors of the Company.

(7) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

(8) The term “Committee” shall mean the Employee Benefits Plan Committee, which shall have the powers, duties, and responsibilities set forth in Article VIII.

(9) The term “Company” shall mean BB&T Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation, or otherwise.

(10) The term “Compensation Committee” shall mean the Compensation Committee of the Board or its delegate.

(11) The term “Disabled” or “Disability” shall mean a condition for which a Participant is entitled to disability benefits under the BB&T Corporation Disability Plan or other group disability plan of an Affiliate as determined by the Committee.

(12) The term “Eligible Employee” shall mean each Employee who is determined by the Compensation Committee to be a highly compensated or management employee and who is selected by the Compensation Committee to participate in the Plan. In no event shall an Employee who is an active participant in the BB&T Target Pension Plan or any other nonqualified defined benefit pension plan maintained by the Company or an Affiliate be an Eligible Employee under the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s Separation from Service; (ii) the end of the Plan Year in which the determination by the Compensation Committee that the Employee is no longer a highly compensated or management employee occurs; or (iii) the end of the Plan Year in which the Compensation Committee, in its sole discretion, determines that the Employee shall no longer be eligible to participate in the Plan.

(13) The term “Employee” shall mean an individual in the Service of the Employer; provided that the relationship between such individual and the Employer is the legal relationship of employer and employee.

(14) The term “Employer” shall mean the Company and participating Affiliates; Article XVI sets forth special provisions concerning participating Affiliates.

(15) The term “Entry Date” shall mean January 1 of each Plan Year; provided, however, that under special circumstances, such as the acquisition of an Affiliate, and in accordance with the requirements of Section 409A, the Committee may designate a date other than January 1 of a Plan Year as an Entry Date.

(16) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.

(17) The term “Limitations” shall mean the compensation and annual benefit limitations imposed by Sections 401(a)(17) and 415 of the Code, or any successor provisions thereto.

(18) The term “Non-Qualified Deferrals” shall mean any elective deferrals made by a Participant under the BB&T Non-Qualified Defined Contribution Plan.

(19) The term “Normal Retirement Age” of a Participant shall mean the later of (i) age 65, or (ii) the fifth anniversary of the Participant’s initial participation in the Qualified Pension Plan.

(20) The term “Normal Retirement Date” shall mean the first day of the calendar month coincident with or next following a Participant’s attainment of Normal Retirement Age.

(21) The term “Participant” shall mean, with respect to any Plan Year, an Eligible Employee who participates in the Plan pursuant to Article III and any former Eligible Employee who is eligible for a Supplemental Pension Benefit or a Supplemental Post-Disability Pension Benefit payable under the Plan.

(22) The term “Payment Date” shall mean the date that a Supplemental Pension Benefit or a Supplemental Post-Disability Pension Benefit is payable to an eligible Participant pursuant to the provisions of Section 4.3 or 5.3, as the case may be.

(23) The term “Plan” shall mean the BB&T Corporation Non-Qualified Defined Benefit Plan, an unfunded, non-qualified deferred compensation plan as herein restated effective January 1, 2009, or as duly amended from time to time.

(24) The term “Plan Administrator” shall mean the plan administrator as provided in Section 10.3.

(25) The term “Plan Year” shall mean the 12-calendar-month period beginning on January 1 and ending on December 31 of each year.

(26) The term “Qualified Pension Plan” shall mean the BB&T Corporation Pension Plan, as it may be amended from time to time.

(27) The term “Qualified Death Benefit” shall mean the death benefit payable with respect to a Participant pursuant to the Qualified Pension Plan.

(28) The term “Qualified Pension Benefit” shall mean the benefit payable to a Participant pursuant to the Qualified Pension Plan by reason of the Participant’s Separation from Service with the Employer for any reason other than death. The Qualified Pension Benefit shall be computed on the basis of a single life annuity commencing on a Participant’s Normal Retirement Date.

(29) The term “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

(30) The term “Separation from Service” shall mean a termination of employment with the Company and all Affiliates that is a “separation from service” within the meaning of Section 409A.

(31) The term “Service” shall mean employment by the Employer as an Employee.

(32) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Specified Employee identification policy of the Company.

(33) The term “Spouse” or “Surviving Spouse” shall mean, except as otherwise provided in the Plan, the legally married spouse or surviving spouse of a Participant. Notwithstanding the foregoing, a same-gender spouse shall not be deemed to be the Spouse or Surviving Spouse of a Participant for any purpose under the Plan.

(34) The term “Supplemental Death Benefit” shall mean the death benefit payable to the Participant’s Beneficiary pursuant to Article VI of the Plan.

(35) The term “Supplemental Pension Benefit” shall mean the benefit payable to a Participant who is not Disabled pursuant to Article IV of the Plan by reason of his Separation from Service with the Employer for any reason other than death.

(36) The term “Supplemental Post-Disability Pension Benefit” shall mean the benefit payable to the Participant pursuant to Article V and Appendix D of the Plan.

2.2 Construction. Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Only those Employees designated by the Compensation Committee as Eligible Employees shall be eligible to participate in the Plan. An Eligible Employee shall become a Participant as of the Entry Date determined by the Committee; provided, however, that an Eligible Employee shall not become a Participant in the Plan unless his Qualified Pension Benefit is less than the benefit that would otherwise be payable to him under the Qualified Pension Plan if the Qualified Pension Plan did not apply the Limitations, or if the Qualified Pension Plan included Non-Qualified Deferrals in the definition of “Compensation” (as defined in the Qualified Pension Plan) for benefit accrual purposes. A Participant shall cease to be an active Participant as of the date he ceases to be an Eligible Employee or as of the end of the Plan Year in which he ceases to be a participant in the Qualified Pension Plan. A Participant who has incurred a Separation from Service and who later returns to Service will not be eligible to actively participate again in the Plan, except upon such uniform terms and conditions as the Compensation Committee shall establish in writing in accordance with the Plan and Section 409A. The Committee shall maintain a list of Participants which shall be amended from time to time.

ARTICLE IV

SUPPLEMENTAL PENSION BENEFITS

4.1 Amount. Except as otherwise provided in Appendix C attached hereto and subject to the provisions of Section 409A, the Supplemental Pension Benefit of a Participant who is not Disabled and who has accrued a Supplemental Pension Benefit under the Plan shall be computed on the basis of a single life annuity commencing on his Payment Date (regardless of when he receives his Qualified Pension Benefit) that is equal to (a) minus (b), where:

(a) is the Adjusted Accrued Benefit to which the Participant would be entitled under the Qualified Pension Plan, if:

(i) the Qualified Pension Plan did not apply the Limitations;

(ii) the Qualified Pension Plan included Non-Qualified Deferrals in the definition of “Compensation” under the Qualified Pension Plan for benefit accrual purposes; and

(iii) the Participant incurred a Separation from Service immediately prior to his Payment Date and began receiving his Adjusted Accrued Benefit in the form of an immediate single life annuity; and

(b) is the Adjusted Accrued Benefit that would be paid to the Participant under the Qualified Pension Plan if the Participant had incurred a Separation from Service immediately prior to his Payment Date and began receiving his Adjusted Accrued Benefit on his Payment Date in the form of an immediate single life annuity.

4.2 Normal Form of Benefit. Except as provided in Section 4.2.1 or Section 4.2.3, the Supplemental Pension Benefit payable to a Participant shall be paid in the form of a single life annuity described below.

Single Life Annuity. Approximately equal monthly installments to the Participant on the first day of each calendar month for as long as he lives.

4.2.1 Optional Forms of Payment. Notwithstanding the foregoing, a Participant may file an election during the 180-day period before the date payments commence for his Supplemental Pension Benefit to be paid in one of the following forms, each of which shall be the Actuarial Equivalent of the normal form of the Participant’s Supplemental Pension Benefit as provided in Section 4.2 above:

Ten-Year Certain and Life Annuity. Approximately equal monthly installments to the Participant, on the first day of each calendar month for 120 months certain and thereafter on the first day of each calendar month for as long as he lives, and providing that, if the Participant dies before the expiration of the 120 months certain, payment of the monthly amount shall be made to the Participant’s Beneficiary for the remainder of the 120 months certain. No benefit shall be payable to a Beneficiary following the expiration of the 120 months certain.

Joint and Survivor Annuity. Approximately equal monthly installments to the Participant, on the first day of each calendar month for as long as he lives with a survivor annuity for the life of the Participant’s Beneficiary which is either 50%, 75% or 100%, as elected by the Participant, of the amount of the annuity payable during the joint lives of the Participant and his Beneficiary.

4.2.2 No Level Income Option. No Supplemental Pension Benefit shall be paid in a Social Security leveling form of payment.

4.2.3 Cashouts. Notwithstanding the foregoing, subject to Section 409A, if the Actuarial Equivalent of a Participant’s Supplemental Pension Benefit, at any time on or after his Separation from Service and prior to the date on which payment of his Supplemental Pension Benefit commences, is determined not to exceed $25,000, such amount shall be paid to him in a single lump sum payment, in lieu of any other Supplemental Pension Benefit or Supplemental Death Benefit under the Plan (including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A). Subject to Section 4.4, such payment shall be made within the 90-day period next following the date of his Separation from Service; provided that, if such 90-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.

4.3 Commencement of Benefit Payments. Subject to Section 4.4, payment of the Supplemental Pension Benefit to a Participant shall begin on the first day of the calendar month coincident with or next following the later of (i) the Participant’s attainment of age 55, or (ii) his Separation from Service. Except as otherwise provided in the Plan and permitted under Section 409A, no acceleration of the time or form of payment of a Supplemental Pension Benefit, or any portion thereof, shall be permitted.

4.4 Specified Employees. Notwithstanding anything to the contrary in Sections 4.2 or 4.3, in the event that a Participant is a Specified Employee at the time of his Separation from Service, to the extent his Supplemental Pension Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A, no Supplemental Pension Benefit shall be paid or begin to be paid to him until within the 30-day period commencing with the first day of the seventh month following the month of his Separation from Service; provided, however, that if such 30-day period begins in one calendar year and ends in another, such Participant shall have no right to designate the calendar year of payment.

4.4.1 Annuity Payments. The first six months of any annuity payments payable pursuant to this Section 4.4 above shall be accumulated without interest and paid on a date within the 30-day period specified above. All remaining annuity payments shall be paid as they would have been but for the six-month delay.

4.4.2 Lump Sum Payment. Any lump sum payment to a Specified Employee pursuant to Section 4.2.3 shall be made on a date that is within the 30-day period specified in Section 4.4 above.

4.5 Actuarial Equivalency. A Supplemental Pension Benefit which is payable in any form other than a single life annuity over the lifetime of the Participant shall be the Actuarial Equivalent of the Supplemental Pension Benefit payable as a single life annuity.

ARTICLE V

SUPPLEMENTAL POST-DISABILITY PENSION BENEFITS

5.1 Amount. Subject to the provisions of Section 409A, the Supplemental Post-Disability Pension Benefit of a Participant who is Disabled immediately prior to his applicable Payment Date shall equal (a) minus (b), where:

(a) is the Adjusted Accrued Benefit to which the Disabled Participant would be entitled under the Qualified Pension Plan, if:

(i) the Qualified Pension Plan did not apply the Limitations;

(ii) the Qualified Pension Plan included Non-Qualified Deferrals in the definition of “Compensation” under the Qualified Pension Plan for benefit accrual purposes; and

(b) is the Adjusted Accrued Benefit that would be paid to the Disabled Participant under the Qualified Pension Plan, if such Disabled Participant had incurred termination from service immediately prior to his Payment Date and began receiving his Adjusted Accrued Benefit in the form of an immediate single life annuity on his Payment Date.

5.2 Normal Form of Benefit. Except as provided in Section 5.2.1 and Section 5.2.3, the Supplemental Post-Disability Pension Benefit payable to an eligible Disabled Participant shall be paid in the form of a single life annuity described below.

Single Life Annuity. Approximately equal monthly installments to the Participant on the first day of each calendar month for as long as he lives.

5.2.1 Optional Forms of Payment. Notwithstanding the foregoing, an eligible Disabled Participant may file an election during the 180-day period before his applicable Payment Date for his Supplemental Post-Disability Pension Benefit to be paid in one of the following forms, each of which shall be the Actuarial Equivalent of the normal form of the Participant’s Supplemental Post-Disability Pension Benefit as provided in Section 5.2 above:

Ten-Year Certain and Life Annuity. Approximately equal monthly installments to the Participant, on the first day of each calendar month for 120 months certain and thereafter on the first day of each calendar month for as long as he lives, and providing that, if the Participant dies before the expiration of the 120 months certain, payment of the monthly amount shall be made to the Participant’s Beneficiary for the remainder of the 120 months certain. No benefit shall be payable to a Beneficiary following the expiration of the 120 months certain.

Joint and Survivor Annuity. Approximately equal monthly installments to the Participant, on the first day of each calendar month for as long as he lives with a survivor annuity for the life of the Participant’s Beneficiary which is either 50%, 75% or 100%, as elected by the Participant, of the amount of the annuity payable during the joint lives of the Participant and his Beneficiary.

5.2.2 No Level Income Option. No Supplemental Post-Disability Pension Benefit shall be paid in a Social Security leveling form of payment.

5.2.3 Cashouts. Notwithstanding the foregoing, subject to Section 409A, if the Actuarial Equivalent of an eligible Disabled Participant’s Supplemental Post-Disability Pension Benefit, immediately prior to the date on which payment of his Supplemental Post-Disability Pension Benefit commences, is determined not to exceed $25,000, such amount shall be paid to him in a single lump sum payment, in lieu of his Supplemental Post-Disability Pension Benefit. Subject to Section 5.4, such payment shall be made on his Payment Date.

5.3 Commencement of Benefit Payments. Payment of the Supplemental Post-Disability Pension Benefit to an eligible Disabled Participant shall commence on his Payment Date determined in accordance with the schedule set forth on Appendix D.

5.4 Specified Employees. Notwithstanding anything to the contrary in Sections 5.2 or 5.3, in the event that a Disabled Participant is a Specified Employee at the time of his Separation from Service, to the extent his Supplemental Post-Disability Pension Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A, the Payment Date of his Supplemental Post-Disability Pension Benefit shall not occur until after the 30-day period commencing with the first day of the seventh month following the month of his Separation from Service; provided, however, that if such 30-day period begins in one calendar year and ends in another, such Participant shall have no right to designate the calendar year of payment.

5.4.1 Annuity Payments. The first six months of any annuity payments payable pursuant to this Section 5.4 shall be accumulated without interest and paid on a date within the 30-day period specified above. All remaining annuity payments shall be paid as they would have been but for the six-month delay.

5.4.2 Lump Sum Payment. Any lump sum payment to a Specified Employee pursuant to Section 5.2.3 shall be made on a date that is within the 30-day period specified in this Section 5.4.

5.5 Actuarial Equivalency. A Supplemental Post-Disability Pension Benefit which is payable in any form other than a single life annuity over the lifetime of a Disabled Participant shall be the Actuarial Equivalent of the Supplemental Post-Disability Pension Benefit payable as a single life annuity.

ARTICLE VI

SUPPLEMENTAL DEATH BENEFITS

6.1 Death Prior to Commencement of Payment

6.1.1 Amount of Supplemental Death Benefit. If a Participant dies prior to commencement of his Supplemental Pension Benefit or Supplemental Post-Disability Pension Benefit under circumstances in which a Qualified Death Benefit is payable to his Beneficiary, then a Supplemental Death Benefit shall be payable to his Beneficiary. The Supplemental Death Benefit shall be equal to the Actuarial Equivalent of (a) minus (b) where:

(a) is the annual amount of the Qualified Death Benefit to which the deceased Participant’s Beneficiary would have been entitled under the Qualified Pension Plan if the Qualified Pension Plan did not apply the Limitations and included Non-Qualified Deferrals in the definition of Compensation under the Qualified Pension Plan for benefit accrual purposes; and

(b) is the annual amount of the Qualified Death Benefit actually payable to the deceased Participant’s Beneficiary under the Qualified Pension Plan.

6.1.2 Form of Payment. The Supplemental Death Benefit shall be payable to the deceased Participant’s Beneficiary in the form of a single lump sum payment.

6.1.3 Date of Payment. The Supplemental Death Benefit payable to a deceased Participant’s eligible Beneficiary shall be made within the 90-day period that begins the 60th day next following the date of the Participant’s death; provided, however, that if such 90-day period begins in one calendar year and ends in another, such Beneficiary shall not have a right to designate the calendar year of payment.

6.2 Death After Commencement of Payment. If a Participant dies after commencement of his Supplemental Pension Benefit or Supplemental Post-Disability Pension Benefit, payments shall continue to be made to his Beneficiary following his death only if his Supplemental Pension Benefit or Supplemental Post-Disability Pension Benefit was payable in a form that provided for the continuance of such payments.

ARTICLE VII

NONFORFEITABILITY OF SUPPLEMENTAL PENSION BENEFITS

The Supplemental Pension Benefit of each Participant shall be nonforfeitable as of the date the Participant attains Normal Retirement Age or completes five or more Years of Vesting Service within the meaning of the Qualified Pension Plan.

ARTICLE VIII

ADMINISTRATION BY COMMITTEE

8.1 Membership of Committee. The Committee shall consist of the individuals appointed by the Board to serve as members of the Employee Benefits Plan Committee. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

8.2 Committee Officers; Subcommittee. The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan. In addition, notwithstanding any provision herein, any subcommittee established by the Committee or any Board committee (including the Compensation Committee) or subcommittee may be granted such authority, and be comprised of such members, as is necessary to comply with the conditions imposed by Rule 16b-3, promulgated under Section 16 of the 1934 Act.

8.3 Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

8.4 Transaction of Business. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

8.5 Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

8.6 Establishment of Rules. Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

8.7 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

8.8 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

8.9 Authority to Interpret Plan. Subject to the claims procedure set forth in Article XV, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

8.10. Third Party Advisors. The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

8.11. Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his service as such.

8.12. Committee Expenses. The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

8.13. Indemnification of Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, Employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct, or gross negligence.

ARTICLE IX

FUNDING

The Plan is intended to be both an excess benefit plan and an unfunded plan of deferred compensation maintained for a select group of highly compensated or management employees. The obligation of the Employer to make payments hereunder may constitute a general unsecured obligation of the Employer to the Participant. Notwithstanding the foregoing, the Company shall establish and maintain a special separate fund as provided for in the document entitled “BB&T Corporation Non-Qualified Deferred Compensation Trust.” The Employer shall make contributions to the trust from time to time in accordance with Article V thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the trust or the Employer by reason of the Employer’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

ARTICLE X

ALLOCATION OF RESPONSIBILITIES

The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

10.1 Board.

(i)	To amend the Plan (other than the Appendices);

(ii)	To appoint and remove members of the Committee;

(iii)	To terminate the Plan; and

(iv)	To take any actions required to comply with federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 8.2 is authorized to do so).

10.2 Committee.

(i)	To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Article XV relating to the claims procedure;

(ii)	To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iii)	To determine the Accrued Benefits of Participants;

(iv)	To direct the Employer in the payment of benefits, and

(v)	To the extent necessary or advisable, to amend, or maintain, as the case may be, the Appendices attached hereto.

10.3 Plan Administrator.

(i)	To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(ii)	To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(iii)	To administer the claims procedure to the extent provided in Article XV.

10.4 Compensation Committee.

(i)	To determine the Employees eligible to participate in the Plan except to the extent otherwise provided in the Plan; and

(ii)	In carrying out its duties and responsibilities, the provisions of Sections 8.2, 8.3, 8.4, 8.5, 8.10, 8.11, 8.12, and 8.13 shall apply equally to the Compensation Committee.

ARTICLE XI

BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

11.1 Benefits Not Assignable. No portion of any benefit held or paid under the Plan with respect to any Participant or a Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No portion of such benefit shall be payable in any manner to any assignee, receiver or any one trustee, or be liable for a Participant’s debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

11.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

ARTICLE XII

BENEFICIARY

The Participant’s Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

ARTICLE XIII

AMENDMENT AND TERMINATION OF PLAN

The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit without the Participant’s prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Notwithstanding the foregoing, and until otherwise decided by the Board, subject to Section 409A, the officer of the Company specifically designated in resolutions adopted by the Board shall have the authority to amend the Plan to provide for the merger or consolidation of another non-qualified defined benefit plan into the Plan, and in connection therewith, to set forth any special provisions that may apply to the participants in such other plan. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary, if applicable, in the manner and at the time described in Article IV, V or VI of the Plan, as the case may be, and in accordance with Section 409A. No additional benefits shall accrue following termination of the Plan.

ARTICLE XIV

COMMUNICATION TO PARTICIPANTS

The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of the Company.

ARTICLE XV

CLAIMS PROCEDURE

15.1 Filing of a Claim for Benefits. If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article XV shall be taken instead by another member of the Committee designated by the Committee.

15.2 Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant, prior to expiration of the initial 90-day period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

15.3 Procedure for Review. Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

15.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

(a) Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

(b) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(c) The decision of the Committee shall be final and conclusive.

15.5 Action by Authorized Representative of Claimant. All actions set forth in this Article XV to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

15.6 Overpayments. If it is determined that any benefit paid to or with respect to a Participant under the Plan should not have been paid, or should have been paid in a lesser amount, written notice thereof will be given to the payee of such amount. The payee will repay the amount of the overpayment in a single lump sum payment. If the payee does not repay such overpayment reasonably promptly, to the extent permitted under Section 409A, the overpayment will be repaid through one or more deductions from future benefit payments from the Plan, or suspension of future benefit payments from the Plan, until the amount of the overpayment is repaid.

ARTICLE XVI

PARTIES TO THE PLAN

Subject to the approval of the Board, an Affiliate that has adopted the Qualified Pension Plan may adopt the Plan and become an employer-party to the Plan by resolutions approved by its Board of Directors. The Affiliates that are employer-parties to the Plan are provided for in Appendix E. The special provisions shall apply to all employer-parties to the Plan are hereinafter set forth.

16.1 Single Plan. The Plan is a single plan with respect to all parties.

16.2 Service; Allocation of Costs. Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party. In determining the cost of providing benefits under the Plan, each employer-party shall be responsible for the cost associated with the Employees of such employer-party who are Participants in the Plan.

16.3 Committee. The Committee which administers the Plan as applied to the Company shall also be the Committee as applied to each other employer-party to the Plan.

16.4 Authority to Amend and Terminate. The Board of the Company shall have the power to amend or terminate the Plan as applied to each employer-party.

ARTICLE XVII

SPECIAL PROVISIONS CONCERNING EMPLOYEES OF

NON-PARTICIPATING AFFILIATES

17.1 Transfers. Notwithstanding any other provision of the Plan to the contrary, an employee of an Affiliate that has not adopted the Qualified Pension Plan (a “Non-Participating Affiliate”) may become or continue as a Participant in the Plan, subject to the following special provisions herein set forth:

17.2 Continuation of Participation Following Transfer to Non-Participating Affiliate.

17.2.1 If selected by the Committee, a Participant who is in Service with the Employer and who is transferred to the employment of a non-participating Affiliate (a “Transferred Participant”) shall continue as a Participant in the Plan; provided, that the Transferred Participant continues to be a highly compensated or management employee. A Transferred Participant shall cease to be an active Participant in the Plan as of the first to occur of the following: (i) the end of the Plan Year in which occurs the determination by the Committee that the Transferred Participant is no longer a highly compensated or management employee; or (ii) the end of the Plan Year in which occurs the determination by the Committee, in its sole discretion, that the Transferred Participant shall no longer be eligible to participate in the Plan.

17.2.2 The Supplemental Pension Benefit or the Supplemental Post-Disability Pension Benefit of a Transferred Participant who continues his participation in the Plan shall be determined and paid pursuant to the provisions of Articles IV, V, and VII as if the Transferred Participant continued his participation in the Qualified Pension Plan, except that solely for purposes of Section 4.1(a) all of his compensation and service with the non-participating Affiliate shall be taken into account.

17.2.3 The Supplemental Death Benefit payable to the Beneficiary of a Transferred Participant who continues his participation in the Plan shall be determined and paid pursuant to the provisions of Articles VI and VII as if the Transferred Participant continued his participation in the Qualified Pension Plan, except that solely for purposes of Section 6.1.1(a) all of his compensation and service with a non-participating Affiliate shall be taken into account.

17.2.4 In no event shall the provisions of this Section 17.2 alter, modify, or otherwise affect the determination of the amounts described in Section 4.1(b) and Section 6.1.1(b). Such amounts shall be determined solely in accordance with the provisions of the Qualified Pension Plan and without regard to the provisions of this Section 17.2.

17.3 Participation of Employees of Non-Participating Affiliates Who Have Not Previously Entered the Plan.

17.3.1 The Committee may select an employee of a Non-Participating Affiliate who has not entered the Plan (a “Special Employee”) to become a Participant in the Plan; provided, that the Special Employee is determined by the Committee to be a highly compensated or management employee. If selected, a Special Employee shall enter the Plan and become a Participant as of the Entry Date determined by the Committee. Such a Participant shall cease to be a Participant as of the first to occur of the following: (i) the end of the Plan Year in which occurs the determination by the Committee that the Special Employee is no longer a highly compensated or management employee; or (ii) the end of the Plan Year in which occurs the determination by the Committee in its sole discretion that the Special Employee shall no longer be eligible to participate in the Plan.

17.3.2 The Supplemental Pension Benefit or the Supplemental Post-Disability Pension Benefit of a Special Employee who becomes a Participant in the Plan shall be determined and paid pursuant to the provisions of Articles IV, V and VII as if the Special Employee had been entitled to participate in the Qualified Pension Plan, except that solely for purposes of Section 4.1(a) all of his compensation and service with the non-participating Affiliate shall be taken into account.

17.3.3 The Supplemental Death Benefit payable to the Beneficiary of a Special Employee who becomes a Participant in the Plan shall be determined and paid pursuant to the provisions of Articles VI and VII as if the Special Employee had been entitled to participate in the Qualified Pension Plan, except that solely for purposes of Section 6.1.1(a) all of his compensation and service with a non-participating Affiliate shall be taken into account.

17.3.4 In no event shall the provisions of this Section 17.2 alter, modify, or otherwise affect the determination of the amounts described in Section 4.1(b) and Section 6.1.1(b). Such amounts shall be determined solely in accordance with the provisions of the Qualified Pension Plan and without regard to the provisions of this Section 17.3.

17.4 Rules. Subject to Section 409A, the Committee may establish any rules or regulations necessary to implement the provisions of this Article XVII.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1 Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments; provided, however, that the Plan Administrator may use the last address on file with it as a valid address. Any notice required or permitted to be given to any such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address (and the Participant or Beneficiary may incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

18.2 Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due. Such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit, although the benefits may be subject to additional taxes and penalties under Section 409A.

18.3 Reliance on Data. The Employer, the Committee, and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant; and the Employer, the Committee, and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

18.4 Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

18.5 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

18.6 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

18.7 Construction. The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina, without giving effect to its conflict of laws provisions.

18.8 Nonliability of Employer. The Employer does not guarantee the Participants, former Participants, or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

18.9 Severability. All provisions contained in the Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, the Plan shall be interpreted as if such invalid provisions were not contained herein.

18.10 Merger and Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

18.11 Tax Reporting and Withholding. The Employer shall satisfy all federal, state and local tax reporting and withholding tax requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Employer in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state, and local withholding tax requirements.

18.12 Compliance with Section 409A. Notwithstanding any other provision in the Plan or any agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Plan, it is the intention of Company that the Plan shall comply with Section 409A, and the Plan shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require that any special terms, provisions, or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan. Notwithstanding the foregoing, the Company, any Affiliate, the Board, the Committee, Compensation Committee, the Plan Administrator or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by any Participant, Beneficiary or any other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.

18.13 General Conditions. Any Qualified Pension Benefit or Qualified Death Benefit, or any other benefit payable under the Qualified Pension Plan, shall be determined and paid solely in accordance with the terms and conditions of the Qualified Pension Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and conditions of the Qualified Pension Plan.

IN WITNESS WHEREOF, the BB&T Corporation Non-Qualified Defined Benefit Plan (January 1, 2009 Restatement) is executed on behalf of the Company on this 1st day of December, 2008.

BB&T CORPORATION

By:	/s/ Robert E. Greene

Title:	Senior Executive Vice President

Attest:

/s/ Frances B. Jones
Secretary

[Corporate Seal]

APPENDIX A

Actuarial Assumptions

(1) Until revised by the Committee, the actuarial assumptions to be used for the determination of lump sum benefits under the Plan shall be as follows:

a.	Mortality Table: 94 GAR mortality table (50% male/50% female blended) as set forth in Revenue Ruling 2001-62.

b.	Interest Rate: 10-year Treasury average rate (as reported by the Federal Reserve) for the October immediately preceding the calendar year in which the lump sum will be paid plus 150 basis points (rounded up to the nearest .25%).

(2) Until revised by the Committee, the actuarial assumptions to be used for the determination of annuity options and actuarial equivalencies shall be the actuarial assumptions in effect under the Qualified Pension Plan from time to time.

A-1

APPENDIX B

Participants

A list of the Eligible Employees who are eligible to participate in the Plan and a list of former Eligible Employees with Accrued Benefits under the Plan shall be maintained by the Committee. In addition, a list of Participants and Beneficiaries receiving Plan benefits shall also be maintained by the Committee.

B-1

APPENDIX C

Special Provisions Applicable To Employees

Who Were Employed By Certain Companies

That Have Merged With Or Been Acquired By

The Company

Notwithstanding any of the provisions of the Plan to the contrary, special rules shall apply to the Plan benefits of certain Participants who were employees of a company or business that was merged with or acquired by the Company.

(1) Gate City Federal Savings and Loan Association. The Gate City Federal Savings and Loan Association was merged into the Employer on January 1, 1992 (the “Merger Date”). The Supplemental Pension Benefit of the Participant in the Plan listed below who was an employee of Gate City Federal Savings and Loan Association as of the Merger Date and who was also then a “highly compensated employee” (as defined in Section 414(q) of the Code), shall be the greater of:

(i) the Supplemental Pension Benefit described in Section 4.1; or

(ii) the annual amount of the pension benefit to which the Participant would have been entitled under the terms of the Gate City Federal Savings and Loan Association Pension Plan (assuming such pension plan had continued in effect through the date such annual amount is determined) by reason of the Participant’s Separation from Service for any reason other than death (the pension benefit shall be computed on the basis of a single life annuity with respect to the Participant).

The Participant in the Plan who was formerly employed by Gate City Federal Savings and Loan Association and who are currently subject to the special provisions described above in this Appendix C is as follows:

J. D. McBrayer

(2) Mutual Savings Bank of Rockingham County, SSB. The Mutual Savings Bank of Rockingham County, SSB was merged into the Employer during 1993 (the “Merger Date”). In determining the Supplemental Pension Benefit provided for in Section 4.1 with respect to the Participant listed below who was an employee of Mutual Savings Bank of Rockingham County, SSB as of the Merger Date and who was also a “highly compensated employee” (as defined in Section 414(q) of the Code) as of the Merger Date, Years of Credited Service of such Participant under the Qualified Pension Plan shall be deemed to include for purposes for determining his Supplemental Pension Benefit all of the Participant’s years of service with Mutual Savings Bank of Rockingham County, SSB. The Participant in the Plan who was formerly employed by Mutual Savings Bank of Rockingham County, SSB and who is currently subject to the special provisions described above in this Appendix C is as follows:

R. H. Roach

(3) First Virginia Banks, Inc. On July 1, 2003, the First Virginia Banks, Inc. (“First Virginia”) was merged into the Company and as a result of such corporate merger, the Company became the sponsor of the First Virginia Supplemental Pension Trust Plan (the “First Virginia Plan”). Effective as of the close of business on December 31, 2003 (the “Plan Merger Date”), the First Virginia Plan was merged into the Plan. The following special provisions shall apply to employees of First Virginia who were participants in the First Virginia Plan as of the Plan Merger Date (the “Former First Virginia Plan Participants”):

(a) Each Former First Virginia Plan Participant shall become a Participant in the Plan on the Merger Date.

(b) the Supplemental Pension Benefit of each Former First Virginia Plan Participant as determined under Section 4.1 shall be the sum of (i) and (ii), where:

(i) is the annual Supplemental Pension Benefit described in Section 4.1 taking into account only the compensation and service of the Former First Virginia Plan Participant after the Plan Merger Date; and

(ii) is the applicable annual amount described in Section 4 of the First Virginia Plan determined as of the Plan Merger Date and determined by taking into account the First and Second Amendments to the First Virginia Plan.

(4) Mid-America Bancorp. On March 8, 2002, the Mid-America Bancorp (“Mid-America”) was merged into the Company and as a result of such corporate merger, Branch Banking and Trust Company, an affiliate of the Company, became the sponsor of the Mid-America Bank of Louisville and Trust Company Benefit Restoration Plan (the “Mid-America Plan”). Effective as of the close of business on December 31, 2002 (the “Mid-America Plan Merger Date”), the Mid-America Plan was merged into the Plan. The following special provisions shall apply to employees of Mid-America who were participants in the Mid-America Plan as of the Mid-America Plan Merger Date (the “Former Mid-America Plan Participants”):

(a) Each Former Mid-America Plan Participant shall become a Participant in the Plan on the Mid-America Plan Merger Date.

(b) With respect to each Former Mid-America Plan Participant, the Supplemental Pension Benefit as determined under Section 4.1 shall be the sum of (i) and (ii), where:

(i) is the annual Supplemental Pension benefit described in Section 4.1 taking into account only the compensation and service of the Former Mid-America Plan Participant after the Mid-America Plan Merger Date; and

(ii) is the applicable annual amount described in Section 4.1 or 4.4, whichever shall be applicable, of the Mid-America Plan determined as of the Mid-America Plan Merger Date.

(c) The Supplemental Pension Benefit or Supplemental Post-Disability Pension Benefit payable to a Former Mid-America Plan Participant shall be paid in a lump sum upon his Separation from Service.

(5) One Valley Bancorp, Inc. - On July 6, 2000, One Valley Bancorp, Inc. (“One Valley”) was merged into the Company and as a result of such corporate merger, the Company became the sponsor of the One Valley Bancorp, Inc. Restoration Plan (the “One Valley Plan”). Effective as of the close of business on December 31, 2000 (the “One Valley Plan Merger Date”), the One Valley Plan was merged into the Plan. The following special provisions shall apply to employees of One Valley who were participants in the One Valley Plan as of the One Valley Plan Merger Date (the “Former One Valley Plan Participants”):

(a) Each Former One Valley Plan Participant shall become a Participant in the Plan on the One Valley Plan Merger Date.

(b) With respect to each Former One Valley Plan Participant, the Supplemental Pension Benefit shall be the sum of (i) and (ii), where:

(i) is the annual Supplemental Pension Benefit described in Section 4.1 taking into account only the compensation and service of the Former One Valley Plan Participant after the One Valley Plan Merger Date; and

(ii) is the applicable annual amount described in Article IV of the One Valley Plan determined as of the One Valley Plan Merger Date.

(c) For commencement of benefits prior to a Former One Valley Plan Participant’s Normal Retirement Date, the amount determined in paragraph (b)(ii) above, shall be adjusted in the same manner as the “One Valley Early Benefit” as defined in Exhibit E, Section (f)(4)(B) of the Qualified Pension Plan.

APPENDIX D

Payment Commencement Date for Supplemental Post-Disability Pension Benefits

Subject to the provisions of Section 5.4, the Supplemental Post-Disability Pension Benefit payable to an eligible Disabled Participant under the provisions of Article V shall commence to be paid on the Payment Date listed below that corresponds to the Disability Age of such Participant.

Disability Age*	Payment Date
Prior to Age 63	The greater of: Social Security Retirement Date**or Disability Age plus 42 months
Age 63	Disability Age plus 36 months
Age 64	Disability Age plus 30 months
Age 65	Disability Age plus 24 months
Age 66	Disability Age plus 21 months
Age 67	Disability Age plus 18 months
Age 68	Disability Age plus 15 months
Age 69 and over	Disability Age plus 12 months

*	Disability Age for purposes of this Appendix D shall be the age at which such Participant initially becomes Disabled.
**	Social Security Normal Retirement Age for purposes of this Appendix D shall mean as follows:

Year of Birth	Social Security Normal Retirement Age
1937 or before	65
1938	65 + 2 months
1939	65 + 4 months
1940	65 + 6 months
1941	65 + 8 months
1942	65 + 10 months
1943 through 1954	66
1955	66 + 2 months
1956	66 + 4 months
1957	66 + 6 months
1958	66 + 8 months
1959	66 + 10 months
1960 or after	67

D-1

APPENDIX E

Participating Affiliates

A list of the Affiliates participating under the Plan shall be maintained by the Committee.

E-1